EXHIBIT 5.1
OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
January 24, 2007
Broadcom Corporation
16215 Alton Parkway
Irvine, CA 92618

Re:	Broadcom Corporation - Registration Statement for Offering of 2,500,000 Shares of Common Stock
     Dear Ladies and Gentlemen:
     We have acted as counsel to Broadcom Corporation, a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company’s Class A common stock issuable under the Company’s 2007 International Employee Stock Purchase Plan (the “Purchase Plan”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized stock purchase rights issued under the Purchase Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.
     We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plan or the shares registered on this S-8 registration statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP